SCHEDULE OF SUBSIDIARIES

      Name of Subsidiary                          State of Incorporation

Specialized Health Products, Inc.                             Utah
Specialized Cooperative Corporation                           Utah
Iontophoretics Corporation                                    Utah
Safety Syringe Corporation                                    Utah